As filed with the Securities and Exchange Commission on December 15, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-3594554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 West Riverside Ave., Suite 1100 Spokane, Washington	99201
(Address of principal executive offices)	(Zip Code)

Clearwater Paper Hourly 401(k) Plan

Clearwater Paper Salaried 401(k) Plan

(Full title of the plan)

Michael S. Gadd

Associate General Counsel
and Corporate Secretary

Clearwater Paper Corporation

601 West Riverside Ave., Suite 1100

Spokane, Washington

(509) 344-5900

(Name, address and telephone

number of agent for service)

Copy to: Blair W. White, Esq. Justin D. Hovey, Esq. Pillsbury Winthrop Shaw Pittman LLP P.O. Box 7880 San Francisco, CA 94120 (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(4)
Common stock, par value $0.0001 per share (including preferred stock purchase rights): To be issued under the Clearwater Paper Hourly 401(k) Plan	5,000,000	$21.83	$109,150,000	$4,290
Common stock, par value $0.0001 per share (including preferred stock purchase rights): To be issued under the Clearwater Paper Salaried 401(k) Plan	3,000,000	$21.83	$65,490,000	$2,574
Total registration fees	n/a	n/a	n/a	$6,864

(1)	Each share of common stock is accompanied by a preferred stock purchase right pursuant to the Rights Agreement, dated December 4, 2008 (the “Rights Agreement”), between Clearwater Paper Corporation and Mellon Investor Services LLC, as Rights Agent. Until the occurrence of certain events specified in the Rights Agreement, the preferred stock purchase rights will not be exercisable or evidenced separately from the common stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock (and related preferred stock purchase rights) to be offered or sold pursuant to the above-named plans that may be issued as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(3)	Represents the average of the high and low prices of the common stock as reported on the when issued market of the New York Stock Exchange on December 11, 2008.

(4)	Computed in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the total registration fee. The aggregate offering price and amount of registration fee have been computed based on the average of the high and low prices of the common stock as reported on the when issued market of the New York Stock Exchange on December 11, 2008.

EXPLANATORY NOTE

On December 1, 2008, the board of directors of Potlatch Corporation (“Potlatch”) approved the distribution of all the shares of common stock, par value $0.0001 per share (the “Common Stock”), of Clearwater Paper Corporation (the “Registrant”), a wholly-owned subsidiary of Potlatch, to Potlatch’s stockholders. On December 16, 2008, Potlatch will distribute one share of Common Stock (and one related preferred stock purchase right) for every 3.5 shares of Potlatch common stock held by Potlatch stockholders of record as of the close of business on December 9, 2008, the record date for the distribution. This transaction is referred to in this Registration Statement as the “spin-off.”

In connection with the spin-off, the Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register interests and Common Stock issuable pursuant to the Clearwater Paper Salaried 401(k) Plan and the Clearwater Paper Hourly 401(k) Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Registration Statement on Form 10 filed on November 24, 2008, as declared effective on December 2, 2008 (File No. 001-34146), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) the Registrant’s Current Reports on Form 8-K filed on December 3, 2008 and December 4, 2008;

(c) the description of the Registrant’s Common Stock contained under the heading “Description of Capital Stock” contained in the Information Statement filed as Exhibit 99.2 to the Form 8-K filed on December 3, 2008, including any amendment or report filed for the purpose of updating such description; and

(d) the description of the Registrant’s Series A Participating Preferred Stock Purchase Rights contained in the Form 8-A filed on December 4, 2008, including any amendment or report filed for the purpose of updating such description.

The Plans’ Annual Reports on Form 11-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission are also hereby incorporated by reference into this Registration Statement.

In addition, all documents subsequently filed by the Registrant and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock registered hereby has been passed upon for the Registrant by Michael S. Gadd, Associate General Counsel and Corporate Secretary of the Registrant. As of the date hereof, Potlatch is the Registrant’s sole stockholder and Mr. Gadd does not own any shares of the Registrant’s Common Stock. However, Mr. Gadd was previously awarded performance shares and restricted stock units by Potlatch Corporation and beneficially owns 1,195 shares of Potlatch common stock. All of Mr. Gadd’s performance shares and restricted stock units will be allowed to terminate upon the spin-off. In connection with the spin-off, the Registrant has agreed to issue new equity awards of equivalent value to replace the cancelled performance share grants and restricted stock units. After the spin-off, Mr. Gadd will beneficially own shares of the Registrant’s Common Stock, as a holder of the replacement equity awards, as a direct beneficial owner and as an eligible participant in the Clearwater Paper Salaried 401(k) Plan.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Registrant’s Restated Certificate of Incorporation and Article 6 of the Registrant’s Amended and Restated Bylaws provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also maintains insurance policies that insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Clearwater Paper Corporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed on October 10, 2008).

4.2	Amended and Restated Bylaws of Clearwater Paper Corporation (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form 10 fled on November 19, 2008).

4.3	Rights Agreement, dated as of December 4, 2008, between Clearwater Paper Corporation and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A relating to the Series A Participating Preferred Stock Purchase Rights filed on December 4, 2008).

4.4	Certificate of Designation of Clearwater Paper Corporation classifying and designating the Series A Participating Preferred Stock, as filed December 4, 2008 with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.1 to the Form 8-K file by the Registrant on December 4, 2008).

5.1	Opinion of Michael S. Gadd, Associate General Counsel and Corporate Secretary.

5.2	Internal Revenue Service Determination Letter dated April 16, 2003.

5.3	Internal Revenue Service Determination Letter dated April 16, 2003.

23.1	Consent of KPMG LLP.

23.2	Consent of Michael S. Gadd, Associate General Counsel and Corporate Secretary (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Spokane, State of Washington, on the 15th day of December, 2008.

CLEARWATER PAPER CORPORATION

By	/s/ Michael J. Covey
Michael J. Covey
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon Jones, Linda K. Massman, Thomas H. Carter and Michael S. Gadd and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael J. Covey Michael J. Covey	President, Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2008

/s/ Eric J. Cremers Eric J. Cremers	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 15, 2008

/s/ Boh A. Dickey Boh A. Dickey	Director	December 15, 2008

/s/ Michael T. Riordan Michael T. Riordan	Director	December 15, 2008

/s/ William T. Weyerhaeuser William T. Weyerhaeuser	Director	December 15, 2008

THE PLANS.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 15, 2008.

Clearwater Paper Hourly 401(k) Plan

By:	/s/ Thomas H. Carter
Name:	Thomas H. Carter
Title:	Chairman of Clearwater Paper Benefits Committee

Clearwater Paper Salaried 401(k) Plan

By:	/s/ Thomas H. Carter
Name:	Thomas H. Carter
Title:	Chairman of Clearwater Paper Benefits Committee

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Clearwater Paper Corporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed on October 10, 2008).

4.2	Amended and Restated Bylaws of Clearwater Paper Corporation (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form 10 fled on November 19, 2008).

4.3	Rights Agreement, dated as of December 4, 2008, between Clearwater Paper Corporation and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A relating to the Series A Participating Preferred Stock Purchase Rights filed on December 4, 2008).

4.4	Certificate of Designation of Clearwater Paper Corporation classifying and designating the Series A Participating Preferred Stock, as filed December 4, 2008 with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.1 to the Form 8-K file by the Registrant on December 4, 2008).

5.1	Opinion of Michael S. Gadd, Associate General Counsel and Corporate Secretary.

5.2	Internal Revenue Service Determination Letter dated April 16, 2003.

5.3	Internal Revenue Service Determination Letter dated April 16, 2003.

23.1	Consent of KPMG LLP.

23.2	Consent of Michael S. Gadd, Associate General Counsel and Corporate Secretary (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page).